Exhibit 99.1

Media Contact	February 19, 2014
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for Fourth Quarter and Full Year 2013
Discharge Growth of 3.8% (Full Year of 5.0%)
Revenue Growth of 3.5% (Full Year of 5.1%)
Cash Provided by Operating Activities of $100.9 million (Full Year of $470.3 million)
Adjusted EBITDA of $142.3 million (Full Year of $551.6 million)
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation's largest owner and operator of inpatient rehabilitation hospitals, today reported its results of operations for the fourth quarter and year ended December 31, 2013.
“The fourth quarter was a solid finish to another strong year for HealthSouth,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Most importantly, our business fundamentals remain compelling as we begin 2014. The quality of care provided by our dedicated employees remains a competitive advantage as we serve the needs of a growing number of patients requiring inpatient rehabilitative care and provide this care on a cost-effective basis. We also continue to invest in future growth through the development of new hospitals in new markets while adding bed capacity to hospitals in existing markets.”

Fourth Quarter Results

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Consolidated net operating revenues were $572.1 million for the fourth quarter of 2013 compared to $552.9 million for the fourth quarter of 2012, or an increase of 3.5%. This increase was attributable to a 3.8% increase in patient discharges offset by a 0.1% decrease in net patient revenue per discharge. Discharge growth included a 1.3% increase in same-store discharges. Same-store discharges in the fourth quarter of 2013 were negatively impacted by the divestiture of 41 skilled nursing facility beds in the first quarter of 2013. Net patient revenue per discharge was negatively impacted in the fourth quarter of 2013 by approximately $9 million for sequestration and approximately $8 million for contractual allowances related to Recovery Audit Contractor (“RAC”) audits. As disclosed previously, and in connection with CMS approved and announced RAC audits related to inpatient rehabilitation facilities, the Company received requests in 2013 to review certain patient files for discharges occurring from 2010 to 2013. To date, the Medicare payments that are subject to these audit requests represent less than 1% of the Company's Medicare patient discharges during those years, and not all of these patient file requests have resulted in payment denial determinations by the RACs. In the fourth quarter of 2013, the Company reduced its net operating revenues by approximately $8 million to establish reserves for post-payment claims that are part of RAC audits. Concurrently, the Company reversed approximately $4 million in bad debt reserves established during 2013 related to RAC audits. Excluding the negative impact of sequestration and reserves related to RAC audits, net patient revenue per discharge would have increased by 3.2%.

•
Income from continuing operations attributable to HealthSouth per basic share for the fourth quarter of 2013 was $(0.31) compared to $0.41 for the same period of 2012. Earnings per share for the fourth quarter of 2013 benefited from solid operating results offset by the $71.6 million, or $(0.83) per share, repurchase premium associated with the exchange transactions involving the Company's convertible perpetual preferred stock. In

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November 2013, the Company exchanged $320 million in aggregate principal amount of newly issued 2.00% Convertible Senior Subordinated Notes due 2043 for 257,110 shares of the Company's outstanding 6.50% Series A Convertible Perpetual Preferred Stock. The excess of the consideration exchanged for the preferred stock over its carrying value was treated like a dividend and subtracted from income from continuing operations attributable to HealthSouth when calculating earnings per share. The Company's basic and diluted (loss) earnings per share were the same for the fourth quarters of 2013 and 2012.

•
Cash flows provided by operating activities were $100.9 million for the fourth quarter of 2013 compared to $109.3 million for the fourth quarter of 2012. This decrease primarily resulted from an increase in working capital.

•
Adjusted EBITDA (see attached supplemental information) for the fourth quarter of 2013 was $142.3 million compared to $128.6 million for the fourth quarter of 2012, or an increase of 10.7%. This improvement was primarily due to continued revenue growth, disciplined expense management, and a reduction in self-insurance reserves. As a result of enhancements in the way the Company manages its risks, the accumulation of additional historical data, and continued favorable trends in self-insured claims, the Company lowered the statistical confidence level used to determine its self-insurance reserves in the fourth quarter of 2013. This change in estimate increased Adjusted EBITDA by $6.7 million. Adjusted EBITDA in the fourth quarter of 2013 was negatively impacted by approximately $8 million due to sequestration and approximately $4 million, on a net basis, for reserves related to RAC audits.

•
Adjusted free cash flow (see attached supplemental information) for the fourth quarter of 2013 was $66.3 million compared to $81.2 million for the fourth quarter of 2012. Adjusted free cash flow in the fourth quarter of 2013 benefited from higher Adjusted EBITDA offset by increased maintenance capital expenditures and an increase in working capital.

Full Year Results

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Consolidated net operating revenues were $2,273.2 million for 2013 compared to $2,161.9 million for 2012, or an increase of 5.1%. This increase was attributable to a 5.0% increase in patient discharges and a 0.9% increase in net patient revenue per discharge. Discharge growth included a 2.5% increase in same-store discharges. Same-store discharges were negatively impacted by the divestiture of 41 skilled nursing facility beds in the first quarter of 2013. Approximately 60 basis points of discharge growth from new stores resulted from the consolidation of St. Vincent Rehabilitation Hospital beginning in the third quarter of 2012. Net patient revenue per discharge was negatively impacted in 2013 by sequestration, the impact of reserves related to RAC audits, and the ramping up of three new hospitals. As discussed above, the Company reduced its net operating revenues by approximately $8 million to establish reserves for RAC audits in 2013.

•
Income from continuing operations attributable to HealthSouth per basic share for 2013 was $2.59 compared to $1.62 for 2012. Earnings per share in 2013 was impacted by four items having a net, favorable after-tax impact of $0.84 per share:

◦	Positively impacted by:

▪	An approximate $115 million settlement with the Internal Revenue Service in the second quarter of 2013

▪	The repurchase of approximately 9.1 million shares through a common stock tender offer in the first quarter of 2013

▪	A reduction in certain nonrecurring expenses primarily related to government, class action, and related settlements (see attached supplemental information)

◦	Negatively impacted by:

▪	The $71.6 million repurchase premium on the preferred stock included in the November 2013 exchange transactions, as discussed above
The Company's basic and diluted earnings per share were the same in 2013 and 2012.

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•
Cash flows provided by operating activities were $470.3 million for 2013 compared to $411.5 million for 2012. This increase was due primarily to increased net operating revenues and continued disciplined expense management.

•
Adjusted EBITDA (see attached supplemental information) for 2013 was $551.6 million compared to $505.9 million for 2012, or an increase of 9.0%. Growth in Adjusted EBITDA was due primarily to revenue growth and disciplined expense management. Adjusted EBITDA for 2013 benefited from $6.7 million of adjustments to self-insurance reserves resulting from the lowering of the statistical confidence level, as discussed above. Sequestration and reserves related to RAC audits negatively impacted Adjusted EBITDA by approximately $25 million and $8 million, respectively, during 2013.

•
Adjusted free cash flow (see attached supplemental information) for 2013 was $330.9 million compared to $268.0 million for 2012, or an increase of 23.5%. This increase primarily resulted from higher Adjusted EBITDA offset by increased cash interest expense. Adjusted free cash flow in 2013 also benefited from the timing of maintenance capital expenditures related to approximately $12 million of equipment purchased at the end of 2013 and for which payment was not required until January 2014. As such, these items were not included in the Company's cash flows for 2013 but will increase its projected capital expenditures for 2014.

2014 Guidance
As discussed above, Adjusted EBITDA in 2013 benefited from continued favorable trends in self-insured claims, including a one-time $6.7 million benefit from the lowering of the Company's statistical confidence level used to determine its self-insurance reserves. The Company currently estimates sequestration will result in a net year-over-year reduction of 2014 Adjusted EBITDA of approximately $7 million. This reduction will anniversary for purposes of year-over-year Adjusted EBITDA comparisons beginning with payments received after April 1, 2014.
After taking these factors into consideration, the Company has established the following guidance ranges for 2014:
Initial 2014 Adjusted EBITDA Guidance: $555 million to $565 million
Initial 2014 Earnings per Share Guidance: $1.86 to $1.91 per diluted share
Earnings per share guidance for 2014 assumes an effective income tax rate of approximately 40% (using pre-tax income from continuing operations attributable to HealthSouth).
Earnings Conference Call and Webcast
The Company will host an investor conference call at 9:00 a.m. Eastern Time on Thursday, February 20, 2014 to discuss its results for the fourth quarter of 2013. For reference during the call, the Company will post certain supplemental slides at http:// investor.healthsouth.com.
The conference call may be accessed by dialing 877-587-6761 and giving the pass code 30139380. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.
A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from February 20, 2014 until March 6, 2014. To access the replay, please dial 800-585-8367. International callers should dial 404-537-3406. The webcast will also be archived for replay purposes after the live broadcast at
http://investor.healthsouth.com.

About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. Operating in 28 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, cardiac and pulmonary conditions, brain and spinal cord injuries, complex orthopedic conditions, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

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Other Information
The information in this press release is summarized and should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”), when filed, as well as the Company's Current Report on Form 8-K expected to be filed on February 19, 2014. In addition, the Company will post supplemental slides on its website on February 19, 2014 at http://investor.healthsouth.com for reference during its February 20, 2014 earnings call.
When filed, the 2013 Form 10-K can be found on the Company's website at http://investor.healthsouth.com and the SEC's website at www.sec.gov.

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HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(In Millions)
Net operating revenues	$572.1	$552.9	$2,273.2	$2,161.9
Less: Provision for doubtful accounts	(3.6)	(7.2)	(26.0)	(27.0)
Net operating revenues less provision for doubtful accounts	568.5	545.7	2,247.2	2,134.9
Operating expenses:
Salaries and benefits	272.0	269.5	1,089.7	1,050.2
Other operating expenses	81.7	78.0	323.0	303.8
Occupancy costs	11.2	12.0	47.0	48.6
Supplies	27.1	26.2	105.4	102.4
General and administrative expenses	30.6	30.6	119.1	117.9
Depreciation and amortization	25.2	21.7	94.7	82.5
Government, class action, and related settlements	(0.2)	—	(23.5)	(3.5)
Professional fees—accounting, tax, and legal	1.7	2.9	9.5	16.1
Total operating expenses	449.3	440.9	1,764.9	1,718.0
Loss on early extinguishment of debt	2.4	2.7	2.4	4.0
Interest expense and amortization of debt discounts and fees	26.5	24.3	100.4	94.1
Other income	(1.3)	(1.1)	(4.5)	(8.5)
Equity in net income of nonconsolidated affiliates	(3.0)	(3.0)	(11.2)	(12.7)
Income from continuing operations before income tax expense	94.6	81.9	395.2	340.0
Provision for income tax expense	30.5	24.5	12.7	108.6
Income from continuing operations	64.1	57.4	382.5	231.4
Income (loss) from discontinued operations, net of tax	0.1	1.9	(1.1)	4.5
Net income	64.2	59.3	381.4	235.9
Less: Net income attributable to noncontrolling interests	(15.3)	(12.3)	(57.8)	(50.9)
Net income attributable to HealthSouth	48.9	47.0	323.6	185.0
Less: Convertible perpetual preferred stock dividends	(3.8)	(5.8)	(21.0)	(23.9)
Less: Repurchase of convertible perpetual preferred stock	(71.6)	—	(71.6)	(0.8)
Net (loss) income attributable to HealthSouth common shareholders	$(26.5)	$41.2	$231.0	$160.3

(Continued)	5

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations (Continued)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(In Millions, Except per Share Data)
Weighted average common shares outstanding:
Basic	86.4	94.7	88.1	94.6
Diluted	100.8	108.0	102.1	108.1

Basic and diluted (loss) earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$(0.31)	$0.41	$2.59	$1.62
Discontinued operations	—	0.02	(0.01)	0.05
Net income	$(0.31)	$0.43	$2.58	$1.67

Cash dividends per common share	$0.18	$—	$0.36	$—

Amounts attributable to HealthSouth:
Income from continuing operations	$48.8	$45.1	$324.7	$180.5
Income (loss) from discontinued operations, net of tax	0.1	1.9	(1.1)	4.5
Net income attributable to HealthSouth	$48.9	$47.0	$323.6	$185.0

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HealthSouth Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2013	2012
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$64.5	$132.8
Restricted cash	52.4	49.3
Accounts receivable, net of allowance for doubtful accounts of $23.1 in 2013; $28.7 in 2012	261.8	249.3
Deferred income tax assets	139.0	137.5
Prepaid expenses and other current assets	62.7	67.9
Total current assets	580.4	636.8
Property and equipment, net	910.5	748.0
Goodwill	456.9	437.3
Intangible assets, net	88.2	73.2
Deferred income tax assets	354.3	393.5
Other long-term assets	144.1	135.4
Total assets	$2,534.4	$2,424.2
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$12.3	$13.6
Accounts payable	61.9	45.3
Accrued payroll	90.8	85.7
Accrued interest payable	23.8	25.9
Other current liabilities	122.8	130.4
Total current liabilities	311.6	300.9
Long-term debt, net of current portion	1,505.2	1,239.9
Self-insured risks	98.2	106.5
Other long-term liabilities	44.0	24.0
	1,959.0	1,671.3
Commitments and contingencies
Convertible perpetual preferred stock	93.2	342.2
Redeemable noncontrolling interests	13.5	7.2
Shareholders’ equity:
HealthSouth shareholders’ equity	344.6	291.0
Noncontrolling interests	124.1	112.5
Total shareholders' equity	468.7	403.5
Total liabilities and shareholders’ equity	$2,534.4	$2,424.2

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HealthSouth Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended December 31,
	2013	2012
	(In Millions)
Cash flows from operating activities:
Net income	$381.4	$235.9
Loss (income) from discontinued operations, net of tax	1.1	(4.5)
Adjustments to reconcile net income to net cash provided by operating activities —
Provision for doubtful accounts	26.0	27.0
Provision for government, class action, and related settlements	(23.5)	(3.5)
Depreciation and amortization	94.7	82.5
Loss on early extinguishment of debt	2.4	4.0
Equity in net income of nonconsolidated affiliates	(11.2)	(12.7)
Distributions from nonconsolidated affiliates	11.4	11.0
Stock-based compensation	24.8	24.1
Deferred tax expense	6.4	102.7
Other	9.3	3.0
(Increase) decrease in assets—
Accounts receivable	(55.1)	(51.3)
Prepaid expenses and other assets	(4.8)	0.6
Increase (decrease) in liabilities—
Accounts payable	6.4	(4.4)
Refunds due patients and other third-party payors	(0.4)	2.7
Other liabilities	5.0	(5.7)
Premium paid on redemption of bonds	(1.7)	(1.9)
Net cash (used in) provided by operating activities of discontinued operations	(1.9)	2.0
Total adjustments	87.8	180.1
Net cash provided by operating activities	470.3	411.5

(Continued)	8

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	For the Year Ended December 31,
	2013	2012
	(In Millions)
Cash flows from investing activities:
Purchases of property and equipment	(195.2)	(140.8)
Capitalized software costs	(21.3)	(18.9)
Acquisition of businesses, net of cash acquired	(28.9)	(3.1)
Proceeds from sale of restricted investments	16.9	0.3
Proceeds from sale of Digital Hospital	10.8	—
Purchases of restricted investments	(9.2)	(9.1)
Net change in restricted cash	(3.1)	(14.0)
Other	0.5	(0.9)
Net cash provided by investing activities of discontinued operations	3.3	7.7
Net cash used in investing activities	(226.2)	(178.8)
Cash flows from financing activities:
Proceeds from bond issuance	—	275.0
Principal payments on debt, including pre-payments	(62.5)	(166.2)
Principal borrowings on notes	15.2	—
Borrowings on revolving credit facility	197.0	135.0
Payments on revolving credit facility	(152.0)	(245.0)
Principal payments under capital lease obligations	(10.1)	(12.1)
Repurchase of common stock, including fees and expenses	(234.1)	—
Repurchases of convertible perpetual preferred stock, including fees	(2.8)	(46.0)
Dividends paid on common stock	(15.7)	—
Dividends paid on convertible perpetual preferred stock	(23.0)	(24.6)
Distributions paid to noncontrolling interests of consolidated affiliates	(46.3)	(49.3)
Contributions from consolidated affiliates	1.6	10.5
Proceeds from exercising stock warrants	15.3	—
Other	5.0	(7.3)
Net cash used in financing activities	(312.4)	(130.0)
(Decrease) increase in cash and cash equivalents	(68.3)	102.7
Cash and cash equivalents at beginning of year	132.8	30.1
Cash and cash equivalents at end of year	$64.5	$132.8

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	QTD
	Q4 2013		Q4 2012
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$142.3		$128.6
Interest expense and amortization of debt discounts and fees	(26.5)		(24.3)
Depreciation and amortization	(25.2)		(21.7)
Stock-based compensation expense	(5.8)		(6.0)
Noncash loss on disposal of assets	(1.6)		(1.4)
	83.2		75.2
Certain nonrecurring expenses:
Government, class action, and related settlements	0.2		—
Professional fees—accounting, tax, and legal	(1.7)		(2.9)
Loss on early extinguishment of debt	(2.4)		(2.7)
Pre-tax income	79.3		69.6
Income tax expense (1)	(30.5)		(24.5)
Income from continuing operations (2)	$48.8		$45.1

Basic shares	86.4		94.7
Diluted shares	100.8		108.0

Basic (loss) earnings per share (2)(3)	$(0.31)	(4)	$0.41	(5)
Diluted (loss) earnings per share (2)(3)	$(0.31)	(4)	$0.41	(5)

(1)	Current income tax expense for the three months ended December 31, 2013 and 2012 was $3.3 million and $2.2 million, respectively.

(2)	Income from continuing operations attributable to HealthSouth

(3)	Diluted (loss) earnings per share are the same as basic (loss) earnings per share due to antidilution.

(4)	Includes an approximate $71.6 million, or $0.83 per basic share, negative impact resulting from the repurchase premium on the preferred stock in the November 2013 exchange transactions.

(5)
In conjunction with the initiation of quarterly cash dividends in the third quarter of 2013, the Company revised its calculation to present earnings per share using the two-class method, which takes into consideration the impact of participating securities. Additional information regarding this revision and a computation of basic and diluted earnings per share can be found in Note 9, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of the Form 10-Q for the quarterly period ended September 30, 2013.

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	YTD
	2013		2012
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$551.6		$505.9
Interest expense and amortization of debt discounts and fees	(100.4)		(94.1)
Depreciation and amortization	(94.7)		(82.5)
Stock-based compensation expense	(24.8)		(24.1)
Noncash loss on disposal of assets	(5.9)		(4.4)
	325.8		300.8
Certain nonrecurring expenses:
Government, class action, and related settlements	23.5		3.5
Professional fees—accounting, tax, and legal	(9.5)		(16.1)
Loss on early extinguishment of debt	(2.4)		(4.0)
Gain on consolidation of St. Vincent Rehabilitation Hospital	—		4.9
Pre-tax income	337.4		289.1
Income tax expense (1)	(12.7)	(2)	(108.6)
Income from continuing operations (3)	$324.7		$180.5

Basic shares	88.1		94.6
Diluted shares	102.1		108.1

Basic earnings per share (3)(4)	$2.59	(2)	$1.62	(5)
Diluted earnings per share (3)(4)	$2.59	(2)	$1.62	(5)

(1)	Current income tax expense for the year ended December 31, 2013 and 2012 was $6.3 million and $5.9 million, respectively.

(2)
Includes an approximate $115 million, or $1.31 per basic share, benefit related to the Company's settlement with the IRS related to the previous restatement of its 2000 and 2001 financial statements, as well as certain other tax matters, through December 31, 2008. This earnings per share benefit was offset by a $71.6 million, or $0.81 per basic share, negative impact resulting from the repurchase premium on the preferred stock in the exchange transactions.

(3)	Income from continuing operations attributable to HealthSouth

(4)	Diluted earnings per share are the same as basic earnings per share due to antidilution.

(5)
In conjunction with the initiation of quarterly cash dividends in the third quarter of 2013, the Company revised its calculation to present earnings per share using the two-class method, which takes into consideration the impact of participating securities. Additional information regarding this revision and a computation of basic and diluted earnings per share can be found in Note 9, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of the Form 10-Q for the quarterly period ended September 30, 2013.

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(In Millions)
Net income	$64.2	$59.3	$381.4	$235.9
(Income) loss from discontinued operations, net of tax, attributable to HealthSouth	(0.1)	(1.9)	1.1	(4.5)
Provision for income tax expense	30.5	24.5	12.7	108.6
Interest expense and amortization of debt discounts and fees	26.5	24.3	100.4	94.1
Loss on early extinguishment of debt	2.4	2.7	2.4	4.0
Professional fees—accounting, tax, and legal	1.7	2.9	9.5	16.1
Government, class action, and related settlements	(0.2)	—	(23.5)	(3.5)
Net noncash loss on disposal or impairment of assets	1.6	1.4	5.9	4.4
Depreciation and amortization	25.2	21.7	94.7	82.5
Stock-based compensation expense	5.8	6.0	24.8	24.1
Net income attributable to noncontrolling interests	(15.3)	(12.3)	(57.8)	(50.9)
Gain on consolidation of St. Vincent Rehabilitation Hospital	—	—	—	(4.9)
Adjusted EBITDA	$142.3	$128.6	$551.6	$505.9

12

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In Millions)
Net cash provided by operating activities	$100.9	$109.3	$470.3	$411.5
Impact of discontinued operations	0.5	(0.5)	1.9	(2.0)
Net cash provided by operating activities of continuing operations	101.4	108.8	472.2	409.5
Capital expenditures for maintenance	(20.5)	(15.0)	(74.8)	(83.0)
Dividends paid on convertible perpetual preferred stock	(5.8)	(5.7)	(23.0)	(24.6)
Distributions paid to noncontrolling interests of consolidated affiliates	(12.2)	(11.7)	(46.3)	(49.3)
Nonrecurring items:
Premium paid on redemption of bonds	1.7	1.9	1.7	1.9
Cash paid for:
Professional fees—accounting, tax, and legal	1.7	2.9	7.0	16.1
Government, class action, and related settlements	—	—	(5.9)	(2.6)
Adjusted free cash flow	$66.3	$81.2	$330.9	$268.0

For the three months ended December 31, 2013, net cash used in investing activities was $29.0 million and resulted primarily from capital expenditures. Net cash used in financing activities during the three months ended December 31, 2013 was $72.4 million and resulted primarily from net debt payments, dividends paid on the Company's common stock and convertible perpetual preferred stock, and distributions paid to noncontrolling interests of consolidated affiliates.
For the three months ended December 31, 2012, net cash used in investing activities was $54.5 million and resulted primarily from capital expenditures and the net change in restricted cash. Net cash used in financing activities during the three months ended December 31, 2012 was $85.2 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the year ended December 31, 2013, net cash used in investing activities was $226.2 million and resulted primarily from increased capital expenditures and the acquisition of Walton Rehabilitation Hospital. Net cash used in financing activities during the year ended December 31, 2013 was $312.4 million and resulted primarily from repurchases of common stock as part of the tender offer completed in the first quarter of 2013.
For the year ended December 31, 2012, net cash used in investing activities was $178.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2012 was $130.0 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, repurchases of 46,645 shares of the Company's convertible perpetual preferred stock, dividends paid on the Company's convertible perpetual preferred stock, and net principal payments on debt offset by capital contributions from consolidated affiliates.

13

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as the financial guidance, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, dividend strategies, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, its projected business results or model, its projected capital expenditures, or its leverage ratio. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, the price of HealthSouth's common or preferred stock as it affects the Company's willingness and ability to repurchase shares and the financial and accounting effects of any repurchases; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including its pending HHS-OIG investigations; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth's information systems; significant changes in HealthSouth's management team; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and HealthSouth's ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2013, when filed.

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